Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-136801
333-136801-01
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 21, 2007)
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
AIMCO PROPERTIES, L.P.
To Limited Partners of VMS National Residential Portfolio I and VMS National Residential Portfolio II:
     In connection with the Affiliated Contribution described in the Prospectus referred to above, limited partners in ALASKA and NEW JERSEY may now elect to receive Common OP Units in connection with the Affiliated Contribution. Previously, limited partners in ALASKA and NEW JERSEY were not allowed to elect to receive Common OP Units, but could only receive cash as compensation for the Affiliated Contribution because the securities administrator in these states had not yet approved the offering of such securities. We have now received such approval and can now offer limited partners in ALASKA and NEW JERSEY a choice of consideration. Therefore, at this time, limited partners in ALASKA and NEW JERSEY may elect to receive as compensation for the Affiliated Contribution Common OP Units, cash or a combination thereof.
     We are continuing to seek qualification to allow additional holders of Partnership interests in VMS the ability to elect to receive Common OP Units in connection with the Affiliated Contribution. However, at the present time, if you are a resident of ALABAMA or NEW YORK, you are not permitted to elect to receive Common OP Units in connection with the Affiliated Contribution.
     If you wish to waive the right to receive any portion of the distributable cash proceeds to you from the Affiliated Contribution and receive Common OP Units instead, please indicate on the enclosed Form of Election which consideration you elect. If you have already sent a Form of Election to receive cash and want to accept a consideration other than cash, you must complete a new Form of Election with a later date. If you have any questions regarding the Form of Election, please contact our information agent, The Altman Group, Inc., at (800) 217-9608 (toll-free).
March 14, 2007